News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	February 20, 2024
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2023
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2023.
“Public Storage achieved record revenues and net operating income, quickly acquired and integrated the 90,000-customer Simply Self Storage portfolio, and reached more than 3,000 owned properties during 2023. I want to thank the entire team for their focus and determination,” said Joe Russell, President and Chief Executive Officer. “We are well positioned in 2024 with our operating model transformation enhancing the industry’s highest margins, our high growth non-same store pool comprising nearly 30% of the portfolio, and our balance sheet positioned to fund significant external growth. Our ability to drive unmatched levels of performance and profitability uniquely positions us for growth and value creation into the future.”
Highlights for the Three Months Ended December 31, 2023
•Reported net income allocable to common shareholders of $2.21 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.20 per diluted share, an increase of 1.0% relative to the same period in 2022.
•Achieved 79.7% Same Store (as defined below) direct net operating income margin.
•Acquired eleven self-storage facilities (0.8 million net rentable square feet) for $171.9 million.
•Opened five newly developed facilities and various expansion projects which together added 0.8 million net rentable square feet at a cost of $190.3 million. At December 31, 2023, we had various facilities in development and expansion expected to add 3.6 million net rentable square feet at an estimated cost of $766.2 million.
Highlights for the Year Ended December 31, 2023
•Reported net income allocable to common shareholders of $11.06 per diluted share.
•Reported Core FFO of $16.89 per diluted share, an increase of 6.1% from 2022. Core FFO per diluted share increased 8.3% excluding the contribution from our equity investment in PS Business Parks, Inc. (“PSB”), which we sold in July 2022.
•Increased Same Store direct net operating income by 4.1%, resulting from a 4.7% increase in Same Store revenues.
•Closed acquisitions of BREIT Simply Storage LLC, a self-storage company that owns and operates 127 self-storage facilities (9.4 million net rentable square feet) and manages 25 self-storage facilities for third parties for $2.2 billion in cash on September 13, 2023 (the “Simply Acquisition”) and 37 self-storage facilities with 2.7 million net rentable square feet for $473.2 million.
•Opened eleven newly developed facilities and various expansion projects which together added 1.7 million net rentable square feet at a cost of $362.9 million.
•In connection with the Simply Acquisition, issued $2.2 billion of unsecured senior notes in 2-, 5.5-, 10-, and 30-year tranches bearing annual rates of Compounded SOFR + 0.60%, 5.125%, 5.100%, and 5.350%, respectively.

Operating Results for the Three Months Ended December 31, 2023
For the three months ended December 31, 2023, net income allocable to our common shareholders was $389.7 million or $2.21 per diluted common share, compared to $362.6 million or $2.06 per diluted common share for the same period in 2022, representing an increase of $27.1 million or $0.15 per diluted common share. The increase is due primarily to (i) a $37.6 million increase in self-storage net operating income, (ii) a $67.8 million decrease in foreign currency exchange losses primarily associated with our Euro denominated notes payable, and (iii) a $17.1 million increase in gain on sale of real estate, partially offset by (iv) a $61.0 million increase in depreciation and amortization expense and (v) a $32.5 million increase in interest expense.
The $37.6 million increase in self-storage net operating income in the three months ended December 31, 2023 as compared to the same period in 2022 is a result of a $40.8 million increase attributable to our Non-Same Store Facilities (as defined below), partially offset by a $3.2 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities increased 0.8% or $6.4 million in the three months ended December 31, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 5.1% or $9.7 million in the three months ended December 31, 2023 as compared to the same period in 2022, due primarily to increased marketing expense. The increase in net operating income of $40.8 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023.
Operating Results for the Year Ended December 31, 2023
In 2023, net income allocable to our common shareholders was $1.9 billion or $11.06 per diluted common share, compared to $4.1 billion or $23.50 per diluted common share in 2022, representing a decrease of $2.2 billion or $12.44 per diluted common share. The decrease is due primarily to (i) a $2.1 billion gain on sale of our equity investment in PSB in July 2022, (ii) a $149.5 million increase in foreign currency exchange losses primarily associated with our Euro denominated notes payable, (iii) a $79.1 million decrease in equity in earnings of unconsolidated real estate entities due to our sale of PSB in July 2022, and (iv) a $64.8 million increase in interest expense, partially offset by (v) a $231.8 million increase in self-storage net operating income and (vi) a $45.0 million increase in interest and other income.
The $231.8 million increase in self-storage net operating income in 2023 as compared to 2022 is a result of a $118.2 million increase attributable to our Same Store Facilities and a $113.6 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 4.7% or $154.0 million in 2023 as compared to 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 4.7% or $35.9 million in 2023 as compared to 2022, due primarily to increased property tax expense, marketing expense, and other direct property costs. The increase in net operating income of $113.6 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021, 2022, and 2023 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended December 31, 2023, FFO was $3.78 per diluted common share as compared to $3.38 for the same period in 2022, representing an increase of 11.8%.
For the year ended December 31, 2023, FFO was $16.60 per diluted common share, as compared to $16.46 in 2022, representing an increase of 0.9%.

We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of contingency resolution, casualties, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, UPREIT reorganization costs, Simply integration costs, amortization of acquired non real estate-related intangibles from the Simply Acquisition, and our equity share of deferred tax benefits of a change in tax status, merger transaction costs, lease termination income, and severance of a senior executive from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$389,657	$362,622	7.5%	$1,948,741	$4,142,288	(53.0)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	284,847	224,438		962,703	881,569
Real estate-related depreciation from unconsolidated real estate investments	10,628	9,837		36,769	54,822
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders	(1,818)	(1,781)		(6,635)	(6,622)
Gains on sale of real estate investments, including our equity share from investments	(17,051)	—		(17,290)	(54,403)
Gain on sale of equity investment in PS Business Parks, Inc.	—	—		—	(2,116,839)
FFO allocable to common shares	$666,263	$595,116	12.0%	$2,924,288	$2,900,815	0.8%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	71,121	138,956		51,197	(98,314)
Property losses and tenant claims due to casualties	—	(1,301)		—	4,817
Other items	2,869	(760)		447	(338)
Core FFO allocable to common shares	$740,253	$732,011	1.1%	$2,975,932	$2,806,980	6.0%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.21	$2.06	7.3%	$11.06	$23.50	(52.9)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.67	1.32		5.64	5.27
Gains on sale of real estate investments, including our equity share from investments	(0.10)	—		(0.10)	(0.31)
Gain on sale of equity investment in PS Business Parks, Inc.	—	—		—	(12.00)
FFO per share	$3.78	$3.38	11.8%	$16.60	$16.46	0.9%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	0.40	0.79		0.29	(0.57)
Property losses and tenant claims due to casualties	—	(0.01)		—	0.03
Other items	0.02	—		—	—
Core FFO per share	$4.20	$4.16	1.0%	$16.89	$15.92	6.1%
Exclude the contribution from our equity investment in PS Business Parks, Inc. to Core FFO per share	—	—		—	(0.33)
Core FFO per share, excluding the impact of PS Business Parks, Inc.	$4.20	$4.16	1.0%	$16.89	$15.59	8.3%

Diluted weighted average common shares	176,060	176,144		176,143	176,280

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2021. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2021, 2022, and 2023 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,339 facilities (154.9 million net rentable square feet) that represent approximately 71% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2023 (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	Percentage Change	2023	2022	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$822,269	$817,327	0.6%	$3,312,597	$3,169,132	4.5%
Late charges and administrative fees	29,164	27,658	5.4%	115,270	104,691	10.1%
Total revenues	851,433	844,985	0.8%	3,427,867	3,273,823	4.7%

Direct cost of operations (a):
Property taxes	69,222	68,140	1.6%	300,505	290,605	3.4%
On-site property manager payroll	31,645	30,654	3.2%	126,830	123,372	2.8%
Repairs and maintenance	17,181	15,714	9.3%	64,565	60,317	7.0%
Utilities	10,194	10,417	(2.1)%	44,775	45,578	(1.8)%
Marketing	21,202	14,142	49.9%	69,158	47,863	44.5%
Other direct property costs	23,257	20,554	13.2%	90,990	83,615	8.8%
Total direct cost of operations	172,701	159,621	8.2%	696,823	651,350	7.0%
Direct net operating income (b)	678,732	685,364	(1.0)%	2,731,044	2,622,473	4.1%
Indirect cost of operations (a):
Supervisory payroll	(8,100)	(8,774)	(7.7)%	(33,846)	(36,327)	(6.8)%
Centralized management costs	(14,605)	(16,433)	(11.1)%	(60,861)	(64,053)	(5.0)%
Share-based compensation	(2,525)	(3,411)	(26.0)%	(10,739)	(14,675)	(26.8)%
Net operating income (c)	$653,502	$656,746	(0.5)%	$2,625,598	$2,507,418	4.7%

Gross margin (before indirect costs, depreciation and amortization expense)	79.7%	81.1%	(1.7)%	79.7%	80.1%	(0.5)%

Gross margin (before depreciation and amortization expense)	76.8%	77.7%	(1.2)%	76.6%	76.6%	—%

Weighted average for the period:
Square foot occupancy	92.7%	93.4%	(0.7)%	93.3%	94.8%	(1.6)%
Realized annual rental income per (d):
Occupied square foot	$22.90	$22.60	1.3%	$22.93	$21.58	6.3%
Available square foot	$21.23	$21.10	0.6%	$21.38	$20.45	4.5%
At December 31:
Square foot occupancy				91.6%	92.3%	(0.8)%
Annual contract rent per occupied square foot (e)				$23.04	$22.88	0.7%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities
In addition to the 2,339 Same Store Facilities, we have 705 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2021 or that we did not own as of January 1, 2021, including 470 facilities that were acquired, 57 newly developed facilities, 88 facilities that have been expanded or are targeted for expansion, and 90 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our December 31, 2023 Form 10-K.
Investing and Capital Activities
During the three months ended December 31, 2023, we closed the acquisition of eleven self-storage facilities (four in Arizona and one each in Alabama, Colorado, Hawaii, Missouri, Oregon, South Carolina, and Utah) with 0.8 million net rentable square feet for $171.9 million.
During 2023, we added 164 self-storage facilities (12.1 million net rentable square feet) to our self-storage portfolio through acquisitions including 127 self-storage facilities from the Simply Acquisition (38 in Texas, 21 in Florida, twelve in Oklahoma, nine each in Michigan, South Carolina, and Tennessee, eight in Indiana, five each in Georgia, New Jersey, and Ohio, four each in Arizona, California, Illinois, Mississippi, and New York, three each in Minnesota, North Carolina, and Washington, two each in Alabama and Virginia, and one each in Colorado, Hawaii, Idaho, Kentucky, Louisiana, Massachusetts, Missouri, Oregon, Pennsylvania, and Utah) for $2.7 billion.
The Simply portfolio of 127 properties (9.4 million net rentable square feet) generated self-storage revenues of $44.4 million, NOI of $29.4 million (including Direct NOI of $31.2 million), and average square footage occupancy of 87.7% for 2023 since the acquisition.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. As of December 31, 2023, we have completed the expansion projects on four facilities of this portfolio for $26.5 million, adding 169,000 net rentable square feet of storage space. These facilities generated revenues of $105.1 million, NOI of $82.2 million (including Direct NOI of $84.5 million), and average square footage occupancy of 86.3% for 2023.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $89.1 million, NOI of $59.0 million (including Direct NOI of $61.8 million), and average square footage occupancy of 77.9% for 2023.

During the three months ended December 31, 2023, we opened five newly developed facilities and various expansion projects which together contributed 0.8 million net rentable square feet (0.4 million in Texas and 0.1 million each in California, Michigan, New Jersey, and Rhode Island) at a cost of $190.3 million. During 2023, we opened eleven newly developed facilities and various expansion projects which together contributed 1.7 million net rentable square feet (0.5 million in Texas, 0.2 million each in California and New Jersey, 0.1 million each in Florida, Kansas, Maryland, Michigan, Nevada, Pennsylvania, Rhode Island, and Tennessee) at a cost of $362.9 million. At December 31, 2023, we had various facilities in development (expected to contribute 2.3 million net rentable square feet) estimated to cost $461.4 million and various expansion projects (expected to contribute 1.3 million net rentable square feet) estimated to cost $304.8 million. Our aggregate 3.6 million net rentable square foot pipeline of development and expansion facilities includes 1.2 million in California, 0.8 million in Florida, 0.5 million in Texas, 0.3 million in Nevada, 0.2 million each in Maryland and New York, and 0.4 million in other states. The remaining $420.7 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
Outlook for the Year Ending December 31, 2024
Set forth below are our current expectations with respect to full year 2024 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods. Our expectations on self-storage operations reflect the following updated 2024 Same Store and Non-Same Store pools for properties we owned at December 31, 2023: (i) 2,507 Same Store Facilities (170.0 million net rentable square feet) that we have owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2022, which generated NOI of $2,828.6 million in 2023 and (ii) 537 Non-Same Store Facilities (48.1 million net rentable square feet) that were not stabilized with respect to occupancy, revenues, or cost of operations since January 1, 2022 or that we did not own as of January 1, 2022, which generated NOI of $369.1 million in 2023.

	2024 Guidance
	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(1.0)%	1.0%
Expense growth	2.0%	3.5%
Net operating income growth	(2.4)%	0.7%

Acquisitions	$500,000
Development openings	$450,000
Non-Same Store net operating income	$495,000	$515,000
Ancillary net operating income	$183,000	$186,000
General and administrative expense	$84,000	$90,000
Interest expense	$289,000
Preferred dividends	$195,000
Capital expenditures	$450,000

Core FFO per share	$16.60	$17.20
Core FFO per share growth from 2023 Core FFO per share	(1.7)%	1.8%

Incremental Non-Same Store NOI to stabilization (2025 and beyond)	$95,000

Fourth Quarter Conference Call
A conference call is scheduled for February 21, 2024 at 9:00 a.m. (PT) to discuss the fourth quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through March 6, 2024 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13744115) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At December 31, 2023, we had: (i) interests in 3,044 self-storage facilities located in 40 states with approximately 218 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 275 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-K for the year ended December 31, 2023, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2024 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and a potential future recession; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2024 and in our other filings with the SEC. These include changes in demand for our facilities; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenues:
Self-storage facilities	$1,092,588	$1,028,353	$4,259,613	$3,946,028
Ancillary operations	67,280	60,189	258,077	236,135
	1,159,868	1,088,542	4,517,690	4,182,163

Expenses:
Self-storage cost of operations	267,872	241,256	1,061,950	980,209
Ancillary cost of operations	22,959	18,401	85,996	72,698
Depreciation and amortization	287,525	226,538	970,056	888,146
Real estate acquisition and development expense	12,764	10,397	26,451	28,744
General and administrative	23,172	19,575	80,632	71,672
Interest expense	68,602	36,141	201,132	136,319
	682,894	552,308	2,426,217	2,177,788

Other increases (decreases) to net income:
Interest and other income	16,209	14,173	85,590	40,567
Equity in earnings of unconsolidated real estate entities	5,110	6,852	27,897	106,981
Foreign currency exchange (loss) gain	(71,121)	(138,956)	(51,197)	98,314
Gain on sale of real estate	17,090	—	17,178	1,503
Gain on sale of equity investment in PS Business Parks, Inc.	—	—	—	2,128,860
Income before income tax expense	444,262	418,303	2,170,941	4,380,600
Income tax expense	(2,365)	(3,369)	(10,821)	(14,326)
Net income	441,897	414,934	2,160,120	4,366,274
Allocation to noncontrolling interests	(2,605)	(2,574)	(11,793)	(17,127)
Net income allocable to Public Storage shareholders	439,292	412,360	2,148,327	4,349,147
Allocation of net income to:
Preferred shareholders – distributions	(48,674)	(48,674)	(194,703)	(194,390)
Restricted share units	(961)	(1,064)	(4,883)	(12,469)
Net income allocable to common shareholders	$389,657	$362,622	$1,948,741	$4,142,288

Per common share:
Net income per common share – Basic	$2.22	$2.07	$11.11	$23.64
Net income per common share – Diluted	$2.21	$2.06	$11.06	$23.50
Weighted average common shares – Basic	175,532	175,345	175,472	175,257
Weighted average common shares – Diluted	176,060	176,144	176,143	176,280

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS	(Unaudited)

Cash and equivalents	$370,002	$775,253
Real estate facilities, at cost:
Land	5,628,488	5,273,073
Buildings	21,836,750	18,946,053
	27,465,238	24,219,126
Accumulated depreciation	(9,423,974)	(8,554,155)
	18,041,264	15,664,971
Construction in process	345,453	372,992
	18,386,717	16,037,963

Investments in unconsolidated real estate entities	390,180	275,752
Goodwill and other intangible assets, net	387,267	232,517
Other assets	275,050	230,822
Total assets	$19,809,216	$17,552,307

LIABILITIES AND EQUITY

Notes payable	$9,103,277	$6,870,826
Accrued and other liabilities	598,993	514,680
Total liabilities	9,702,270	7,385,506

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2022) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,670,727 shares issued and outstanding (175,265,668 shares at December 31, 2022)	17,567	17,527
Paid-in capital	5,980,760	5,896,423
Accumulated deficit	(267,910)	(110,231)
Accumulated other comprehensive loss	(67,239)	(80,317)
Total Public Storage shareholders’ equity	10,013,178	10,073,402
Noncontrolling interests	93,768	93,399
Total equity	10,106,946	10,166,801
Total liabilities and equity	$19,809,216	$17,552,307

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
FFO allocable to common shares	$666,263	$595,116	$2,924,288	$2,900,815
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	6,347	8,268	27,616	39,876
Foreign currency exchange loss (gain)	71,121	138,956	51,197	(98,314)
Less: Capital expenditures in real estate facilities	(136,679)	(123,063)	(460,454)	(452,316)
FAD (a)	$607,052	$619,277	$2,542,647	$2,390,061

Distributions paid to common shareholders:
Regular	$526,693	$350,256	$2,106,065	$1,400,998
Special (b)	—	—	—	2,302,414
Distributions paid to common shareholders	$526,693	$350,256	$2,106,065	$3,703,412
Distribution payout ratio	86.8%	56.6%	82.8%	155.0%
Distribution payout ratio (on regular dividends only) (c)	86.8%	56.6%	82.8%	58.6%
Distributions per common share:
Regular	$3.00	$2.00	$12.00	$8.00
Special (b)	$—	$—	$—	$13.15
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.
(b)A special dividend of $13.15 per common share was paid on August 4, 2022, in connection with the gain on sale of our equity investment in PSB on July 20, 2022.
(c)Supplemental payout ratio, excluding the impact of the special dividend, which was due to the gain on sale of our equity investment in PSB. This supplemental measure is presented to portray regular dividends, because FAD excludes the gain on sale of our equity investment in PSB.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Self-storage revenues for:
Same Store Facilities	$851,433	$844,985	$3,427,867	$3,273,823
Acquired facilities	144,355	91,986	450,653	327,245
Newly developed and expanded facilities	67,217	61,788	262,450	230,999
Other non-same store facilities	29,583	29,594	118,643	113,961
Self-storage revenues	1,092,588	1,028,353	4,259,613	3,946,028

Self-storage cost of operations for:
Same Store Facilities	197,931	188,239	802,269	766,405
Acquired facilities	44,182	27,652	144,498	109,744
Newly developed and expanded facilities	19,594	16,667	78,531	67,805
Other non-same store facilities	6,165	8,698	36,652	36,255
Self-storage cost of operations	267,872	241,256	1,061,950	980,209

Self-storage NOI for:
Same Store Facilities	653,502	656,746	2,625,598	2,507,418
Acquired facilities	100,173	64,334	306,155	217,501
Newly developed and expanded facilities	47,623	45,121	183,919	163,194
Other non-same store facilities	23,418	20,896	81,991	77,706
Self-storage NOI (a)	824,716	787,097	3,197,663	2,965,819
Ancillary revenues	67,280	60,189	258,077	236,135
Ancillary cost of operations	(22,959)	(18,401)	(85,996)	(72,698)
Depreciation and amortization	(287,525)	(226,538)	(970,056)	(888,146)
Real estate acquisition and development expense	(12,764)	(10,397)	(26,451)	(28,744)
General and administrative expense	(23,172)	(19,575)	(80,632)	(71,672)
Interest and other income	16,209	14,173	85,590	40,567
Interest expense	(68,602)	(36,141)	(201,132)	(136,319)
Equity in earnings of unconsolidated real estate entities	5,110	6,852	27,897	106,981
Gain on sale of real estate	17,090	—	17,178	1,503
Gain on sale of equity investment in PS Business Parks, Inc.	—	—	—	2,128,860
Foreign currency exchange (loss) gain	(71,121)	(138,956)	(51,197)	98,314
Income tax expense	(2,365)	(3,369)	(10,821)	(14,326)
Net income on our income statement	$441,897	$414,934	$2,160,120	$4,366,274

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.